Exhibit 99.1

Gannett Announces Elimination of the CEO Position for the Operating Company
and the Departure of Paul Bascobert

MCLEAN, VA June 18, 2020 – Gannett Co., Inc. (“Gannett”, the “Company”) (NYSE: GCI) announced today that the Board of Directors (“The Board”) has decided to streamline the operating structure of the Company by eliminating the position of CEO of the operating company, Gannett Media Corp (“Gannett Media”). Given this decision, the Board and Paul Bascobert have mutually agreed for Mr. Bascobert to terminate his employment with the Company. Mr. Bascobert’s departure is not the result of any inappropriate action by Mr. Bascobert, any violation of company policy, any accounting irregularity or any material deterioration in the business of the Company.

Michael Reed, Chairman and Chief Executive Officer of Gannett, has assumed Mr. Bascobert’s responsibilities. While the Board does not intend to conduct a search to fill the role of Chief Executive Officer of Gannett Media, the Board does remain focused on attracting and retaining individuals whose skills and diversity will contribute to the Company’s digital transformation.

“The Board and I would like to thank Paul for his contributions during such an important period for our Company. Paul made a significant impact, helping to integrate the two companies, navigate through this current pandemic and lay the groundwork for our revenue transformation,” said Mr. Reed. “The Board remains committed to our plans for continued integration and transformation.”

“I am proud of the progress Gannett has made in bringing together two great media companies. It is a terrific team with a bright future,” said Mr. Bascobert. “I remain committed to the importance of journalism in our country and wish nothing but great success for Gannett.”

About Gannett
Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to the communities in our network and helping them build relationships with their local businesses. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Our portfolio includes the USA TODAY, local media organizations in 46 states in the U.S. and Guam, and Newsquest, a wholly owned subsidiary with over 140 local media brands operating in the United Kingdom. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc. and runs the largest media-owned events business in the U.S., GateHouse Live. Effective November 20, 2019, following the completion of its merger with Gannett, New Media Investment Group Inc. trades on the New York Stock Exchange under Gannett Co., Inc. and its ticker symbol has changed to “GCI”. To connect with us, visit www.gannett.com..

Contact:
Ashley Higgins, Gannett Investor Relations
investors@gannett.com
(212) 479-3160
or
Media:
Stephanie Tackach, Sr. Director, Corporate Communications
stackach@gannett.com / pr@gannett.com

Source: Gannett Co., Inc.